UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2007

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information provided in response to Item 5.02 is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2007, Hypercom Corporation (the "Company"), announced that it had appointed Philippe Tartavull, 49, as its President, effective February 6, 2007. In connection with this appointment, Mr. Tartavull has resigned as a member of the Company’s Board of Directors, a position he held since April 3, 2006.

Mr. Tartavull joins Hypercom from Oberthur Card Systems, USA, a provider of card-based solutions including SIM and multi-application smart cards, and related software, applications and services, where he served as President since 1999 and as Chief Operating Officer from 1998 to 1999. Mr. Tartavull also previously served as President and Chief Executive Officer of Thales/Syseca, Inc., a provider of system integration and mission critical software for the transportation and utilities industries, from 1991 to 1998.

On January 16, 2007, the Company and Mr. Tartavull entered into a three year employment agreement (the "Agreement") covering his appointment as President, with a term commencing on February 6, 2007 and expiring on February 5, 2010. Pursuant to the terms of the Employment Agreement, Mr. Tartavull will receive an annual base salary of $350,000. He will also be eligible for an annual bonus of up to 150% of his annual base salary if the Company achieves the annual performance goals set by the Company's Board of Directors.

Further, on the commencement of his employment, Mr. Tartavull will receive: 35,000 shares of restricted common stock of the Company which will vest immediately upon grant, subject to forfeiture if he is no longer employed by the Company on February 6, 2008 for any reason other than death, disability, or termination by the Company without cause, or his resignation for "good reason"; 50,000 shares of restricted common stock of the Company which will vest upon the achievement of certain performance goals for fiscal years 2007 and 2008 which will be determined by the Company's Board of Directors; a "gross up payment" covering Mr. Tartavull’s federal, state and local income tax liabilities related to these restricted stock grants; and an option to purchase 100,000 shares of the Company's common stock at the exercise price equal to fair market value on the date of grant, of which 33,333 shares will vest on the first anniversary of his employment and the remaining 66,667 shares will vest in equal monthly installments over the 24 month period thereafter.

Mr. Tartavull will be eligible to participate in the Company's benefit plans that are available to all of the Company's employees. Mr. Tartavull, who is a Los Angeles, California area resident, will also receive reimbursement of his reasonable travel and housing expenses incurred while attending to Company business at its headquarters in Phoenix, Arizona. The Company will also reimburse his moving expenses if he relocates to Phoenix during the term of the Agreement.

In the event that Mr. Tartavull is terminated without "cause" or resigns for "good reason" during the first 12 months of the Agreement, he will receive a continuation of his base salary for one and one-half years thereafter. If such termination or resignation occurs after the first 12 months of the agreement, he will receive a continuation of his base salary for one year thereafter. Upon either such event, the Company will pay Mr. Tartavull's COBRA payments for the following 12 months.

The Agreement also provides that if Mr. Tartavull resigns for "good reason" following a "change of control", he will receive a lump sum payment equal to one and one-half years of his base salary if the "change of control" occurs within 36 months of the effective date of the Agreement. If such resignation occurs after such initial 36 month period, he will receive a lump sum payment equal to one year of his base salary. Upon either such event, the Company will pay Mr. Tartavull's COBRA payments for the following 18 months.

Mr. Tartavull has also agreed that he will not engage in "competitive activities" or solicit the Company's customers or employees during his employment and for a period of up to 18 months after the termination of his employment.

A copy of the Employment Agreement is attached to this Form 8-K as Exhibit 10.1.

A copy of the press release announcing these events is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

10.1 Employment Agreement, dated January 16, 2007 and effective February 6, 2007, by and between Philippe Tartavull and Hypercom Corporation.

99.1 Press release dated January 17, 2007 announcing the appointment of Philippe Tartavull as President of Hypercom Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

January 17, 2007	By:	Douglas J. Reich

Name: Douglas J. Reich
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement effective February 6, 2007, by and between Philippe Tartavull and Hypercom Corporation
99.1	Press release dated January 17, 2007 announcing the appointment of Philippe Tartavull as President of Hypercom Corporation